Exhibit A
Group Members

HITE Hedge Asset Management LLC

James M. Jampel

HITE Hedge LP

HITE MLP LP

HITE Hedge QP LP

HITE Energy LP

HITE Hedge Offshore Ltd.

HITE Carbon Offset Ltd.

HITE Carbon Offset LP